Exhibit 10.48

BRIMMINGTON CONSULTANTS, L.L.C.

MANAGEMENT CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is to be effective as of the 14 day of November, 2002 by and between Pawnbroker.com., Inc. (the “Company”), and  Sean W. Dills of Brimmington Consultants, L.L.C. (the “Consultant”), having its principal place of business at  2539 El Gavilan Court, Carlsbad, California 92009.

The parties agree as follows:

1.                  Appointment of Consultant.  The Company hereby engages the Consultant and Consultant hereby agrees to render services to the Company as a management consultant, strategic planner and corporate development advisor under the terms set forth in this Agreement.

2.                  Duties.  During the term of this Agreement, Consultant shall provide advice to, undertake for, and consult with the Company concerning strategic planning, business development and corporate development in connection with the operation of the business of the Company.  Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

(a)

The development and implementation of short range and long term strategic planning to fully develop and enhance the Company’s assets, resources, products and services;

(b)

The development and implementation of a marketing program to assist the Company in broadening the markets for its business and services and promote the image of the Company and its business and services;

(c)

The implementation of all corporate development enhancements in a timely manner;

(d)

Advise and recommend to the Company additional services relating to the present business and services provided by the Company, as well as new products and services that may be provided by the Company.

3.                  Term.  The term of this Agreement shall be for an initial period of twelve (12) months  commencing on the date hereof and, unless terminated earlier, will continue on a month to month bases until terminated by the Consultant or the Company with thirty (30) days notice.

4.                  Compensation.  See Attachment “A”.

5.                  Expenses.  Consultant shall be entitled to reimbursement by the Company of such reasonable out of pocket expenses as Consultant may incur in performing services under this Agreement. No expense over $500.00 shall reimbursed unless such expense is approved in advance by the Company.

6.                  Confidentiality.  Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Agreement, any trade secrets or other information designated as confidential by the Company. .

7.                  Indemnification.  The Company hereby agrees to indemnify and hold Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including, reasonable attorney’s fees) arising out of the performance of Consulting Agreement, whether or not Consultant is a party to such dispute.  This indemnity shall not apply, however, and Consultant shall indemnify and hold the Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, losses, claims, damages, liability, cost or expenses (including, Attorney’s fees) arising out of any negligence, gross reckless and/or willful misconduct of the Consultant in the performance of its services under this agreement.  The provisions of this paragraph 7 shall survive the termination and expiration of this Agreement.

8.                  Independent Contractor.  Consultant and the Company hereby acknowledge that Consultant is an independent contractor.  Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of the Company.

9.                  Miscellaneous.  This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties.  This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties.  The laws of the State of Nevada shall govern this agreement.

The foregoing correctly sets forth our understanding by signing this Agreement where provided.

 Accepted and Agreed to as of the 14th day of November.

/s/ Sean W. Dills                                                               /s/ William Galine

 Consultant                                                                       Pawnbroker.com, Inc.

Attachment “A”

For services rendered by CONSULTANT under this Agreement, CORPORATION shall grant to CONSULTANT  options exercisable to acquire 500,000 shares of common stock at $0.05 per share under the Corporations stock option plan. The options shall vest immediately.

 The Corporation shall also provide Consultant a credit equal to the exercise price of the options. The credit may only be applied towards the exercise price of the options.

The above compensation agreement is for a Twelve Month period commencing on the date hereof and will continue thereafter on a month-to-month basis until terminated by either CONSULTANT or the CORPORATION with 30 days notice.

/s/ Sean W. Dills                                                               /s/ William Galine

 Consultant                                                                       Pawnbroker.com, Inc.